SUMMIT BANK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2003

The Annual Meeting of Shareholders of Summit Bank Corporation (the "Company") will be held at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341, on the 28th day of April 2003, at 3:00 p.m. (Atlanta time) for the following purposes:
1.	To elect six members to the Board of Directors;
2.	To consider such other matters as may properly come before the meeting or any adjournment of the meeting.

Only holders of record of the Company's common stock at the close of business on March 14, 2003 will be entitled to notice of and to vote at the meeting. The stock transfer books will remain open.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date, and return the proxy promptly to the Company in the enclosed reply envelope. This will assist us in preparing for the meeting.

All shareholders are cordially invited to attend the meeting.
By Order of the Board of Directors:
/s/ Gary K. McClung
Gary K. McClung
Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

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SUMMIT BANK CORPORATION

4360 Chamblee-Dunwoody Road

Atlanta, Georgia 30341

March 26, 2003

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Bank Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Monday, April 28, 2003, at 3:00 p.m. (Atlanta time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS," and in accordance with the best judgment of the proxy holder on any other matters which may come before the meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. All written notices of revocation or other communications relating to proxies or the meeting should be delivered to the Company at its principal executive office, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341, Attention: Gary McClung, Secretary. The telephone number for the office is (770) 454-0400.

The Company has fixed March 14, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were outstanding and entitled to vote 3,768,429 shares of common stock of the Company, $.01 par value per share, held by approximately 360 shareholders of record. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Directors are elected by a plurality of the shares present in person or by proxy and entitled to vote. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, abstentions will not be included in vote totals and will not be considered in determining the outcome of the vote. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, do not exist in the context of an uncontested election of directors.

All other matters that may properly come before the meeting require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on such matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes. Abstentions and broker non-votes will not be counted as votes for or against approval of any other matter properly brought before the meeting.

This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about March 27, 2003. An Annual Report to Shareholders, including a letter to shareholders from the Chairman of the Board of the Company, the Company's audited consolidated financial statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations, accompanies this Proxy Statement.

ELECTION OF DIRECTORS

Article Fourteen of the Company's Amended and Restated Articles of Incorporation provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. Article Fourteen also provides that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each director serves a three-year term. The current Class I directors are Aaron I. Alembik, Jack N. Halpern, Sion Nyen (Francis) Lai, Shih Chien (Raymond) Lo, W. Clayton Sparrow, Jr., and Pin Pin Chau. The current Class II directors are Peter M. Cohen, Donald R. Harkleroad, Shafik H. Ladha, Paul C. Y. Chu, Howard H. L. Tai, and P. Carl Unger. The current Class III directors are Gerald L. Allison, Jose I. Gonzalez, James S. Lai, Nack Y. Paek, Carl L. Patrick, Jr., and David Yu. The terms of the class II directors expire this year. Those current Class II directors who have been nominated for re-election are listed below.

The table below sets forth certain information about the nominees, including the class of directors for which the nominee is being nominated, the nominee's age, his position with the Company and his position with the Company's principal operating subsidiary, The Summit National Bank (the "Bank"). The persons named in the accompanying proxy intend to vote for the election of the nominees identified below to serve for a three-year term, expiring at the 2006 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as management may recommend.
Director			Position With	Position With
Name	Class	Age	The Company	The Bank

Peter M. Cohen	II	55	Director	None
Donald R. Harkleroad	II	59	Director	None
Shafik H. Ladha	II	56	Director	Director
Paul C. Y. Chu	II	52	Director	None
Howard H. L. Tai	II	71	Director	None
P. Carl Unger	II	75	Director	None

Peter M. Cohen, has been a director of the Company since its inception in July 1987 and served as Vice Chairman of the Board of Directors and Secretary of the Company from December 1987 until February 1990. He currently serves on the Company's Executive Committee. Since 1984, Mr. Cohen has been President of Trident Corporate Services Inc., a member of the Trident Trust Group, which provides international corporate, trust & mutual fund administration services to foreign and U.S. clients.

Mr. Cohen has practiced as an attorney both abroad and in the U.S. He was associated with the Atlanta-based office of the Wildman, Harrold, Allen, Dixon & Branch law firm from 1980 until 1984 and is a member of the Atlanta, Georgia, American and International Bar Associations. Mr. Cohen also has been a member of the adjunct faculty of Emory Law School in the areas of international law and international tax. Mr. Cohen, who is a naturalized citizen, holds degrees from Rhodes University, the University of Stellenbosch Law School and University College, University of London.

Donald R. Harkleroad, has been a director of the Company since its inception in July 1987 and is President of The Bristol Company and its subsidiaries, a diversified investment and management holding company with interests in finance, food, technology, and natural resources. Mr. Harkleroad is a graduate of the University of Georgia and of New York University School of Law, where he was Editor-in-Chief of The Journal of International Law & Politics and is a Weinfeld Associate. Mr. Harkleroad is past Chairman of the International Law Section and of the Corporation and Banking Law Section of the State Bar of Georgia, as well as Chairman of the Taxation Committee of the American Bar Association's Business Law Section, and has served for several years as Adjunct Professor of Law at Emory Law School, teaching in the areas of corporate, partnership, and tax law. He is a director of the Society of International Business Fellows and a member of the World Economic Forum.

Shafik H. Ladha, has been a director of the Company since February 1988 and served as Vice Chairman of the Company from April 1994 to April 1996. Mr. Ladha serves on the Company's Credit Risk Management Committee. Mr. Ladha is the Chairman/CEO of Ladha Holdings, Inc., a closely held business, and its subsidiaries, including the Petroleum Group, LLC. Mr. Ladha has served for four years as Chairman of the Aga Khan Foundation, USA National Committee (which is part of the global Aga Khan Development Network). He also served on the Board of Governors of the International Club of Atlanta.

Paul C.Y. Chu, has been a director of the Company since May 1993 and is the Chairman of the Novax Group of computer software development companies. Novax was organized to provide financial management software such as accounting and point of sale for specific vertical market applicators. Trained as an attorney at law and certified public accountant, Mr. Chu spent three years from 1976 to 1979 with Ernst & Young as an auditor and tax consultant. From 1980 to 1983, he worked for Amerex Trading Co. as President in charge of its Taiwan operation. From 1983 to 1987 he served as chief of investments for the Ministry of Economic Affairs of Taiwan responsible for attracting foreign investments. Mr. Chu received his Juris Doctor degree from Pace University Law School and his MBA in finance from Columbia University Business School. He graduated from Soochaw University in Taiwan with a B.A. in Economics.

Howard H. L. Tai, has been a director of the Company since its inception in July 1987 and served as Executive Vice President of the Company from October 1987 until September 1988. Mr. Tai has been an Atlanta-based real estate investor since 1981. Mr. Tai is a graduate of the College of Law of the National University of Taiwan and holds a master of law degree from Waseda University of Tokyo, Japan. His prior business experience includes serving as Executive Vice President of Shin-kong Synthetic Fibers Corporation located in Taiwan, the Republic of China.

P. Carl Unger, Ph. D., has been a director of the Company since its inception in July 1987 and served as Vice Chairman of the Board of Directors from April 2000 to April 2002 and as Chairman of the Company from April 1996 to April 1998. Dr. Unger has been self-employed since 1985 as a consultant specializing in the field of human resources with clients in Europe, Australia, Canada and the United States. From 1978 to 1985, he was employed by the Campbell Soup Company. Dr. Unger was educated at Cheshunt College Cambridge, Liverpool University and Columbia Pacific University. He is a member of the Royal Society of Health, the Institute of Marketing, the British Marketing Association, the American Marketing Association, and is an Incorporated Business Counsellor (UK).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED ABOVE.

The following persons are directors in the classes with terms expiring in 2004 and 2005.

Class III Directors - Term expires in 2004:

Gerald L. Allison, 65, became a director of the Company in April 1989, and also served as Vice Chairman of the Board of Directors of the Company from February 1990 to May 1992 and from April 1998 to April 2000. Mr. Allison is the CEO and Chairman of AJC International, Inc., a major Atlanta-based export and import trading company for food and agricultural products. Mr. Allison obtained his B.A. in Economics from Northern Illinois University and has been a resident of Atlanta since 1967.

Jose Ignacio Gonzalez, 48, Chairman of the Company and Vice Chairman of the Bank since April 2002, has been a director of the Company since April 1998. He is Chairman of the Company's Executive Committee and also serves on the Loan, Audit, Compensation, Nominating, and Credit Risk Committees. Mr. Gonzalez is a founding partner for PanAmerican Logistics, LLC, a third party total logistics provider for the cut-flower industry. He is the President and CEO of PanAmerican Logistics, LLC and Perishables Group International JV, LLC, and is a founding partner of PanAmerican Transport, LLC. Mr. Gonzalez is the former southeast agent for ACES Airlines of Columbia. In 1992, he founded Arcoffee Corporation, an importer/wholesaler of premium coffee brands, and served as its President and CEO until 1997. Prior to 1992, Mr. Gonzalez served as the first Executive Director of the Atlanta Hispanic Chamber of Commerce. Mr. Gonzalez received his Bachelor of Science degree in Management from Purdue University and his Masters in Business Administration from Mercer University. He served as Regional Chiar on the national board of the United States Hispanic Chamber of Commerce and is a current board member of the Georgia Foreign Trade Zone. Mr Gonzalez has served as the Chairman of the Dekalb Chamber of Commerce and the Atlanta Hispanic Chamber of Commerce. He also served on the executive committee and board of the metro Atlanta Chamber of Commerce and was a former member of the Best Practices Committee of the United Way of Metropolitan Atlanta.

James S. Lai, Ph.D., 65, was Chairman of the Board of Directors from April 2000 to April 2002, and has been a director of the Company since its inception in July 1987. He is currently the Chairman of the Company's a Credit Risk Management Committee and is also a member of the Company's Compensation, Audit, Asset-Liability, Loan, and Nominating Committees. Dr. Lai retired as a Professor of Civil Engineering at the Georgia Institute of Technology. He has served as Vice Chairman of the Bank since April 1996. Dr. Lai is the sole owner of Pavtec Engineering Technology, Inc. which specializes in engineering consulting. Dr. Lai was elected President of the Association of Chinese Scholars in the Southeastern United States in 1985. Dr. Lai received his Ph.D. from Brown University in 1967.

Nack Y. Paek, 61, a director of the Company since its inception in July 1987, served as Chairman of the Board from May 1992 to April 1994. He currently serves as Chairman of the Company's Audit Committee and is also a member of the Asset-Liability, and Nominating Committees. He is President of Government Loan Service Corp. which specializes in originating and servicing SBA loans. Mr. Paek obtained a B.S. degree from Seoul National University and an M.B.A. from Northern Illinois University. His business experience includes management positions with Korea Explosive Manufacturing Co., Seoul, and Continental Insurance Co., Atlanta, where he was Director of Regional Auditing. From 1980 to 1990, Mr. Paek was sole owner of the local accounting firm of Nack Y. Paek, P.C. with its clientele being predominantly members of the Asian immigrant communities. Mr. Paek is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.

Carl L. Patrick, Jr., 56, has been a director since the inception of the Company in July 1987 and is also currently Chairman of the Company's Compensation Committee and is a member of the Audit, Asset-Liability, and Loan Committees. He served as Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Patrick is a lawyer and a certified public accountant (CPA) with degrees from Duke University, Georgia State University and the University of Georgia School of Law. As a CPA with Arthur Andersen & Co. and with Arthur Young & Co. for an aggregate of approximately ten years, Mr. Patrick had extensive exposure to the accounting and tax aspects of real estate, banking, small business, and international transactions. Mr. Patrick is a member of the American and Georgia Bar Associations. He is a director and principal shareholder of Carmike Cinemas, Inc. and Co-Chairman of PGL Entertainment Corporation, a local motion picture production company in Atlanta.

David Yu, 52, is the founder and organizer of Summit Bank Corporation and The Summit National Bank. He served as President and CEO of the Company until December 1989, at which time he was elected Chairman of the Board of Directors of the Bank. Before organizing Summit Bank Corporation and The Summit National Bank, Mr. Yu worked for The Citizens and Southern National Bank and First National Bank of Atlanta. From 1976 to 1980, Mr. Yu was employed as an Assistant National Bank Examiner by the Office of the Comptroller of the Currency in Atlanta.

Mr. Yu is actively involved in civic and community activities. He is currently on the board of the Salvation Army, DeKalb Chamber of Commerce, Georgia Theatre of the Stars, Georgia Council for the Arts, Emory Board of Visitors, and a member of the Chinese American Lions Club of Atlanta. Presently, he is chairman of the International Village Cultural & Community Center. Also, Mr. Yu was recognized in Georgia Trend Magazine as one of the "100 Most Influential Georgians" in 2000.

Mr. Yu is founder and past Chairman of the Board of the Chinese Community Center. He also has served on the Board of the Atlanta Chamber of Commerce, Metro Atlanta Community Foundation, United Way, Zoo Atlanta, Arts and Business Council, Latin American Association and Leadership Atlanta. He also serves on the Georgia Human Relations Commission and Atlanta Sister Cities Commission. Mr. Yu received his MBA degree in International Business from Georgia State University and his BS degree in Business Administration from Virginia Commonwealth University.

Class I Directors - Term expires in 2005:

Aaron I. Alembik, 72, has been a director of the Company since its inception in July 1987 and is a former partner in the Atlanta law firm of Alembik and Alembik. From 1958 to 1997, he was active in the practice of real estate, business and corporate law. Mr. Alembik retired from his law practice in 1998. Mr. Alembik is also involved in the ownership, management and operation of numerous real estate ventures. Mr. Alembik, who was born in France, is a naturalized U.S. citizen, and has been a resident of Atlanta since 1957. Mr. Alembik is a graduate of the School of Foreign Service, Georgetown University and the National Law Center of George Washington University. Mr. Alembik is a member of the Georgia and Virginia Bar Associations.

Jack N. Halpern, 53, has been a director of the Company since its inception in July 1987 and served as Chairman from April 1998 through April 2000. He is currently the Chairman of the Company's Nominating Committee. Mr. Halpern is the President of Halpern Enterprises, Inc., an Atlanta-based owner, operator and manager of various commercial real estate ventures. His companies currently control in excess of three million square feet of retail space in the Atlanta area. In his capacity as a principal of Halpern Enterprises, Inc., Mr. Halpern has assisted numerous Asian and Hispanic immigrants in the establishment of retail businesses in the Atlanta area. Mr. Halpern holds degrees from Harvard University and the University of Georgia Law School. He is active in various civic organizations and is currently serving as President of the Jewish Federation of Greater Atlanta.

Sion Nyen (Francis) Lai, 48, has been a director of the Company since December 1987 and is currently a member of the Company's Loan and Credit Risk Management Committees. He has been President and principal shareholder of Fulton Beverage Center, Inc. since 1984. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia. Mr. Lai earned an Associates Degree from New York State University, and B.A. in Economics and M.B.A. degrees from Mercer University in Atlanta.

Shih Chien (Raymond) Lo, 58, has been a director of the Company since December 1987 and is a member of the Company's Compensation Committee. He is the President and principal shareholder of Lo Brothers Associates, an exporter of American hardwood and forest products. Prior to that, Mr. Lo was employed by Roberts and Company, architects, and by Portman and Associates. Mr. Lo earned a Masters Degree in Architecture from the Georgia Institute of Technology.

W. Clayton Sparrow, Jr., 56, Vice Chairman of the Company, has been a director of the Company since its inception in July 1987 and is currently a member of the Company's Compensation, Executive, and Credit Risk Management Committees. He is a partner in the national law firm of Seyfarth Shaw. Mr. Sparrow's corporate and business law practice includes the general counsel representation of domestic and multinational sales and manufacturing businesses. His professional activities include membership in the American and International Bar Associations, the State Bar of Georgia, and past Chairman of the International Transactions Section and Director of the Atlanta Bar Association. Mr. Sparrow is a graduate of the Georgia Institute of Technology (BS Physics), Georgia State University (MBA Finance) and the University of Georgia Law School. He is a member of the Board of Advisors at the College of Sciences, Georgia Tech, is a past President of the Georgia State University Alumni Association. Mr. Sparrow has held Director and officer positions with the DeKalb Chamber of Commerce, the Japan-American Society, the Korea U.S. Chamber of Commerce, the Georgia State University Foundation, and the Georgia Tech Alumni Association. He retired from the U.S. Naval Reserve in the rank of Captain.

Pin Pin Chau, 63, has served as CEO of the Company since 1999. She has been President and Chief Executive Officer of the Bank since joining the Company in 1993. Prior to Summit, Ms. Chau was President and CEO of the United Orient Bank in New York City. She began her banking career in 1970 with National Westminster Bank, USA (now Fleet), where she remained until 1987. Her experience included, at various times, commercial lending, branch management, international lending and trade finance. Ms. Chau serves in the Executive Committees of the following boards: Atlanta College of Art, Consumer Credit Counseling Service, and Georgia Department of Industry, Trade and Tourism. Ms. Chau holds a B.A. degree from Coe College and an M.A. degree from Yale University. She is a graduate of the Stonier Graduate School of Banking and has completed graduate courses in accounting from the Stern School of Business at New York University.

Other Executive Officers of the Company:

H.A. Dudley, Jr., 54, has served as Executive Vice President and Senior Lending Officer of the Bank since joining the Bank in January 1991 and was elected Executive Vice President of the Company in April 1995. Prior to joining the Bank, Mr. Dudley was a Vice President of Wachovia Bank, N.A. where he served from 1983 to 1991 as a District Manager in the Atlanta Retail Bank. Active in various community organizations, Mr. Dudley previously has served on the Board of Directors of the Sandy Springs Chamber of Commerce and the Rotary Club of Dunwoody. Mr. Dudley received his B.S. in Business Administration from Auburn University.

Gary K. McClung, 47, has served as Executive Vice President, Chief Financial Officer and Secretary of the Company, and as Executive Vice President and Chief Financial Officer of the Bank since joining the Bank in April 1992. Prior to joining the Company, Mr. McClung served as the Senior Vice President/Chief Financial Officer of Fidelity National Bank and Fidelity National Corporation, its parent holding company, in Decatur, Georgia from 1986 to 1992. Mr. McClung received his B.S. in Business Administration/Accounting from West Virginia State College and is a graduate of the Graduate School of Banking at Louisiana State University.

RELATED PARTY TRANSACTIONS

Certain officers and directors of the Company and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, have deposit accounts with the Bank and may have other transactions with the Company or the Bank, including loans from the Bank, in the ordinary course of business. In the opinion of the Board of Directors of the Company, the terms of all of the transactions with such persons and entities were no less favorable to the Company and the Bank than terms available in comparable transactions from others, and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties. The Company and the Bank expect to have such transactions on similar terms with their directors, executive officers and their affiliates in the future. All commitments, loans or other extensions of credit made by the Bank or the Company to officers, directors, and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank or the Company to be substantially the same as those prevailing at the time for comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. There were no loans outstanding by the Bank to the Company's directors, executive officers, or their affiliates as of December 31, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish the Company copies of all Section 16(a) reports they file. One Form 4 report was not disclosed timely during 2002 disclosing a transaction by Ms. Pin Pin Chau in December 2002. Apart from the foregoing, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2002, all of the Company's directors, executive officers and beneficial owners of over 10% of the Company's outstanding common stock filed all required forms on time.

BOARD COMMITTEES AND MEETINGS

The Company has an Audit Committee of the Board of Directors consisting of Nack Y. Paek (Chairman), Carl Patrick, Jose Gonzalez, and James Lai. The Audit Committee has the responsibility of reviewing the Company's consolidated financial statements, evaluating accounting functions and internal controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. Please see "Audit Committee Report" for additional information.

The Company has a Nominating Committee, consisting of Jack Halpern (Chairman), Nack Y. Paek, Jose Gonzalez, James Lai, and David Yu. The Company's By-Laws provide that shareholders wishing to nominate directors for election may do so by sending a written notice to the President of the Company not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to the shareholders, such nominees shall be mailed or delivered to the President of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain, to the extent known to the shareholder, (1) the name and address of each proposed nominee, (2) the principal occupation of each proposed nominee, (3) the total number of shares of capital stock of the Company that will be voted for each proposed nominee, (4) the name and residence address of the notifying shareholder. Nominations not made in accordance with this procedure may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote teller may disregard all votes cast for each such nominee.

The Company's Compensation Committee consists of Carl L. Patrick, Jr. (Chairman), James Lai, Jose Gonzalez, W. Clayton Sparrow, Jr., and Shih Chien (Raymond) Lo. This Committee reviews the compensation of the Chief Executive Officer and senior officers of the Company and the Bank.

In 2002, the Board of Directors of the Company met four times, the Board of Directors of the Bank met twelve times, the Audit Committee met twelve times, the Nominating Committee met once, and the Compensation Committee met five times. During 2002, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all Committees of the Board on which he or she served.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company's December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

This concludes the report of the Audit Committee.

Nack Y. Paek, Chairman                Carl L. Patrick, Jr.                Jose Gonzalez               James Lai

March 26, 2003

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

During 2002, each non-employee director received an attendance fee of $500 for each meeting of the Board of Directors of the Company and the Board of Directors of the Bank, as well as a fee of $100 for each Loan Committee, Credit Risk Management, Asset-Liability, or Audit Committee meeting attended. A director who is an employee of the Company or the Bank receives no fees or other compensation for serving as a director, or as a member of a Board Committee, from either the Company or the Bank. Pursuant to this compensation arrangement, total fees of $34,900 were paid to Company directors, and total fees of $104,500 were paid to Bank directors in 2002.

Executive Compensation

The following table shows the cash compensation paid by the Company during the years ended December 31, 2002, 2001, and 2000, to the Company's Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in combined salary and bonus during the year ended December 31, 2002. We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation Awards
Name and Principal Company or Bank Position	Year	Salary	Bonus	Securities Underlying Options/SARs	All Other Compensation

Pin Pin Chau	2002	$156,630	$260,000	--	$8,317(1)
Chief Executive Officer of the	2001	156,630	--	1,200	8,316(1)
Company; President and Chief	2000	156,630	192,082	--	8,316(1)
Executive Officer of the Bank
David Yu	2002	132,120	130,000	--	3,303(2)
President of the Company;	2001	132,120	--	1,200	3,303(2)
Chairman of the Bank	2000	132,120	96,041	--	3,303(2)
Gary K. McClung	2002	111,000	130,000	--	--
Executive Vice President and	2001	111,000	--	1,200	1,966(2)
Chief Financial Officer	2000	111,000	96,041	--	2,775(2)
of the Company and the Bank
H.A. Dudley, Jr.	2002	107,700	130,000	--	2,693(2)
Executive Vice President	2001	107,700	--	1,200	2,693(2)
of the Company and the Bank	2000	107,700	96,041	--	2,693(2)

(1) Consists of $4,400 in life insurance premiums paid by the Company each year and 401(k) contributions paid by the Company of $3,917, $3,916, and $3,916 in 2002, 2001 and 2000, respectively.
(2) Consists of 401(k) contributions paid by the Company

Stock Option Grants

There were no stock options or stock appreciation rights granted to any executive officer listed in the Summary Compensation Table during the year ended December 31, 2002.

Option Exercises and Holdings

The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options exercised and unexercised options held as of the end of 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
Name	Shares Acquired On Exercise	Value Realized(1)	Number of SecuritiesUnderlying UnexercisedOptions at 2002 Year End(2) Exercisable/Unexercisable	Value of Unexercised In-the-MoneyOptions at 2002 Year End(3) Exercisable/Unexercisable

Pin Pin Chau	16,600	$73,388	0/0	0/0
David Yu	6,000	25,092	0/0	0/0
Gary K. McClung	--	--	12,000/0	$150,000/0
H.A. Dudley, Jr.	--	--	12,000/0	150,000/0

(1) Based on the quoted market price per share of the Company's Common Stock on the date of exercise of the options.
(2) Adjusted for a 2 for 1 stock split awarded on November 18, 2002.
(3) Based on the quoted market value per share of the Company's common stock on December 31, 2002 of
$12.50 per share. The exercise price on all unexercised options ranges from $6.88 to $6.98 per share.

Severance Agreements

The Company has severance agreements with each of its four executive officers. The agreements generally provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's annual base salary. These agreements have continuing three-year terms.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee consists of Carl L. Patrick, Jr. (Chairman), Dr. James S. Lai, Jose Gonzalez, W. Clayton Sparrow, Jr., and Shih Chien (Raymond) Lo. No member of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a director or member of the Compensation Committee of any other entity of which a member of our Compensation Committee has served as an executive officer.

COMPENSATION COMMITTEE REPORT

Introduction

Under rules established by the Securities and Exchange Commission, a company must provide certain data and information regarding the compensation and benefits provided to its five most highly compensated executive officers, but no disclosure is required for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000. The disclosure requirements for the executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. The Compensation Committee of the Company has prepared the following report for inclusion in this Proxy Statement in response to such requirements.

The Company's Compensation Committee either approves or recommends to the applicable Board of Directors payment amounts and award levels for executive officers of the Company and the Bank. The report reflects the Company's compensation philosophy as endorsed by the Bank's and Company's Board of Directors and the Company's Compensation Committee, and actions taken by the Company for the reporting periods shown in the compensation tables supporting the report.

Compensation Committee Report

General

The Compensation Committee of the Company is composed of five independent, non-employee directors who have no "interlocking" relationships as defined by applicable regulations. The Compensation Committee fully supports the Company's philosophy that the relationship between pay and individual performance is the cornerstone of the salary administration program, and that the reward of consistent, superior performance is equally important to the control of salary expense in the management of the Company's operating overhead. Pay for performance relating to executive officer compensation in these areas is based not only on individual performance and contributions but also on total Company performance relative to profitability and shareholder interests. The Compensation Committee makes recommendations to the Board of Directors: (1) to ensure that a competitive and fair total compensation package is provided to the directors and executive officers in order to recruit and retain quality personnel, (2) to ensure that written performance evaluations are made not less frequently than annually, and (3) periodically to review and revise salary ranges and total compensation programs for directors and executive officers using information provided by current surveys of peer group market salaries for specific jobs.

Base Salary and Increases

The Company's general philosophy is to provide base pay competitive with other banks and bank holding companies of similar asset size in the Southeast. In establishing executive officer salaries and increases, the Compensation Committee considers individual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the Chief Executive Officer and approved by the Compensation Committee using performance results documented and measured annually through a formal evaluation process. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with the Company's peers and competitors.

Annual Cash Incentives

The Company utilizes cash incentives to better align pay with individual and Company performance. Funding for the Cash Incentive Plan depends on the Company's first attaining defined performance thresholds for return on average equity, asset growth and net income growth. These performance thresholds promote a group effort by all key managers. Once these thresholds are attained, the Compensation Committee, based in part upon recommendations from the Chief Executive Officer, may approve awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. Market information regarding salaries will be used to establish competitive rewards that are adequate to motivate strong individual performance during the year.

Long-term Incentives

The Board of Directors has reserved 187,460 shares of Company common stock, for issuance pursuant to awards that may be made under the Company's 1998 Employee Incentive Stock Plan, subject to adjustment as provided in the Plan. In 2002, the Compensation Committee did not issue any stock options to any executives.

Employment and Severance Contracts

The Company presently has no employment contracts with any officer or employee of the Company or any subsidiary. The Company has severance agreements with each of the four executive officers of the Company. See "Compensation of Directors and Executive Officers - Severance Agreements" for a description of the terms of these agreements.

Chief Executive Officer Compensation

The Company's Compensation Committee formally reviews the compensation paid to the Chief Executive Officer of the Company and of the Bank each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company's strategic performance plan and the initiatives taken to direct the Company. Information from Proxy Statement surveys is used in formulating recommendations regarding changes in the Chief Executive Officer's compensation to ensure her total compensation is comparable with industry peers. Final approval is made by the Company's Board of Directors.

After review of market information, specific accomplishments and the financial performance of the Company, the Committee increased the base salary of the Chief Executive Officer of the Company and the Bank to $165,000 from $156,630, effective January 1, 2003.

$1 Million Deduction Limit

At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Committee has not established a policy regarding this limit.

Summary

In summary, the Company's overall executive compensation program is designed to reward managers for superior individual, Company and share value performance. The executive compensation program incorporates a shareholder point of view in several different ways. The Compensation Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Compensation Committee believes that the compensation of the Company's officers and employees, including the executive officers, is reasonable and competitive with compensation paid by other financial institutions of similar size and financial performance. The Company's total personnel expense (which includes base salaries, cash bonuses, 401(k) matching contributions, health care coverage and all other benefits) as a percentage of average assets was 1.70% for the year ended December 31, 2002.

This concludes the report of the Compensation Committee.

Carl L. Patrick, Jr.(Chairman)         Jose Gonzalez           James S. Lai, Ph.D.

Shih Chien (Raymond) Lo              W. Clayton Sparrow, Jr.

PERFORMANCE GRAPH

The following line graph compares the cumulative, total return of the Company's common stock from December 31, 1997 to December 31, 2002, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market), and with that of the SNL Bank Index, provided by SNL Securities, LP, for our peer group (an average of all banks in the Southeast with assets more than $250 million but less than $500 million). Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period assuming the reinvestment of dividends.

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Summit Bank Corporation	100.00	87.37	64.24	94.98	100.39	188.19
NASDAQ - Total US	100.00	140.99	261.48	157.42	124.89	86.33
Summit Bank Corporation Peer Group	100.00	100.87	97.08	84.74	112.61	138.27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 14, 2003, the number of shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of the outstanding shares of common stock, by each director and executive officer of the Company, and by all of the directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name.

Information relating to beneficial ownership of common stock by directors is based upon information furnished by each person and upon "beneficial ownership" concepts set forth in rules under the Securities Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned (1)

Directors
Jose I. Gonzalez	600		*	%
W. Clayton Sparrow, Jr.	30,973		*
Pin Pin Chau	55,800	(2)	1.47
David Yu	131,804	(3)	3.47
Aaron I. Alembik	59,952	(4)	1.58
Gerald L. Allison	20,644		*
Paul C.Y. Chu	301,850	(5)	7.96
Peter M. Cohen	37,302		*
Jack N. Halpern	96,000	(6)	2.53
Donald R. Harkleroad	64,320	(7)	1.70
Shafik H. Ladha	36,200	(8)	*
James S. Lai	48,000		1.27
Sion Nyen (Francis) Lai	42,000	(9)	1.11
Shih Chien (Raymond) Lo	6,498		*
Nack Y. Paek	19,440		*
Carl L. Patrick, Jr.	93,576	(10)	2.47
Howard H.L. Tai	26,000		*
P. Carl Unger	72,294		1.90

Non-Director Executive Officers
H.A. Dudley, Jr.	24,000	(11)	*
Gary K. McClung	14,736	(12)	*

Other 5% Shareholders
Heartland Advisors, Inc.	200,000		5.27
Jui-Hui Huang	312,240	(13)	8.23

All directors, executive officers and other 5%
shareholders as a group (22 in total)	1,694,229	(14)	44.67%

* Represents less than one percent of the outstanding shares

  Based on 3,768,429 shares outstanding as of March 14, 2003, and in the case of beneficial owners who hold options for shares exercisable within 60 days of March 14, 2003, includes as outstanding the number of shares subject to such options.
  Includes 17,840 shares held by Ms. Chau and her husband.
  Represents 114,044 shares held by Mr. Yu and his wife, 17,760 shares held by his children.

  Includes 15,312 shares held by Mr. Alembik's wife and 4,800 shares in a trust for which Mr. Alembik and his wife have voting power.
  Includes 215,000 shares held by May Foong Corporation, of which Mr. Chu is President. Mr. Chu's address is 23 Northdale Road, White Plains, New York.
  Includes 60,000 shares held by Halpern Enterprises of which Mr. Halpern is President.
  Includes 61,200 shares held by Bristol Summit Company and 2,880 shares held by The Bristol Company, both of which Mr. Harkleroad is President.
  Represents shares held by Ladha Holdings Inc., of which Mr. Ladha is President.
  Includes 48,000 shares held by U.S. Pacific Investment Group, of which Mr. Lai is President.
  Includes 480 shares held by Mr. Patrick's wife and 708 shares held by his child.
  Includes 12,000 shares subject to options received under the Company's Stock Incentive Plan.
  Includes 12,000 shares subject to options received under the Company's Stock Incentive Plan.
  Represents 60,240 shares held by Mrs. Huang, 72,000 held by the estate of Daniel Huang, former director, of which Mrs. Huang is Executrix, and 180,000 shares in three trusts for which Mrs. Huang holds joint voting authority. Mrs. Huang's address is 5500 Chelson Wood Drive, Duluth, Georgia.
  Includes 24,000 shares subject to stock options received under the Company's Employee Stock Incentive Plan exercisable within 60 days.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG LLP, Atlanta, Georgia, acted as the Company's principal independent certified public accountants for the fiscal year ended December 31, 2002. The Board of Directors has engaged KPMG LLP to act as its independent certified public accountants for the current year. Representatives of KPMG LLP are expected to be present at the Shareholders' Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The following table sets forth the aggregate fees billed by KPMG LLP for professional services indicated:

Audit fees	$100,000	(1)
Tax fees (2)	11,550
All other fees (3)	86,250

Total	$197,800

  Based on an estimate for the audit of the Company's consolidated financial statements as of and for the year ending December 31, 2002, for the quarterly reviews of the consolidated financial statements included in the Company's Form's 10-Q's filed in 2002 and review and preparation of the Company's quarterly tax estimates and annual tax return. This figure included fees for services that were billed to the Company in fiscal year 2003 in connection with the 2002 fiscal year audit.
  Represents fees paid for tax services
  Represents fees paid for consulting services related to the establishment of a real estate investment trust

The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2002.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matters come before the meeting, the persons named in the enclosed proxy intend to vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Shareholder proposals submitted for consideration at the next annual meeting of Shareholders must be received by the Company no later than December 31, 2003, to be included in the 2004 proxy materials. A shareholder must notify the Company before November 27, 2003 of a proposal for the 2004 Annual Meeting which the shareholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to November 27, 2003, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter.

OTHER INFORMATION

Proxy Solicitation Costs

The Company will pay the cost of soliciting proxies for the 2003 Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, facsimile or personal contact, the Company will contact brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock. These holders, after inquiry by the Company, will provide information concerning the quantities of proxy materials and 2002 Annual Reports they need to supply these items to beneficial owners; and the Company will reimburse them for the reasonable expense of mailing proxy materials and 2002 Annual Reports to such persons.

Annual Report on Form 10-K

The Company will furnish to its shareholders without charge (other than for exhibits) a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Requests should be made to Summit Bank Corporation, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia, 30341, Attention: Gary McClung, Secretary.

By Order of the Board of Directors,

/s/ Gary K. McClung
Gary K. McClung
Secretary

March 26, 2003

1. ELECTION OF DIRECTORS
_________FOR all nominees	_______WITHHOLD AUTHORITY	INSTRUCTION: To withhold authority to vote for
listed below	to vote for all nominees listed below	any nominee, write that nominee's name below:

Peter M. Cohen	Paul C. Y. Chu	Donald R. Harkleroad
Shafik H. Ladha	Howard H. L. Tai	P. Carl Unger	____________________

2. IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

__________________________________________	______________________________________________
Print Name of Shareholder		Signature of Shareholder

Important: Please sign this proxy exactly as your name(s) appear(s) hereon. If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full name.

Dated:_________________________, 2003

BE SURE TO DATE THIS PROXY

^ FOLD AND DETACH HERE ^

SUMMIT BANK CORPORATION

PROXY

This Proxy is solicited by the Board of Directors of Summit Bank Corporation (the "Company") for the Annual Meeting (the "Meeting") of the shareholders of the Company to be held at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341, on the 28th day of April 2003, at 3:00 p.m. (Atlanta time).

The undersigned hereby appoints Pin Pin Chau and David Yu, or either of them, with individual power of substitution, proxies to vote all shares of Common Stock of Summit Bank Corporation which the undersigned may be entitled to vote at the Meeting and at all adjournments thereof.

All Proxies will be voted in accordance with the instructions contained in the Proxies. If no choice is specified, Proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed on the reverse side and in accordance with the best judgment of the Proxy holder on any other matters which may properly come before the Meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON APRIL 28, 2003. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

SEE REVERSE SIDE